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                                                                    Exhibit 12.1

LOUISIANA-PACIFIC CORPORATION
RATIO OF EARNINGS/LOSSES TO FIXED CHARGES


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

                                                        QUARTER     YEAR      YEAR      YEAR      YEAR       YEAR     YEAR
                                                         ENDED      ENDED     ENDED     ENDED     ENDED      ENDED     ENDED
                                                        3/31/99   12/31/98  12/31/97  12/31/96  12/31/95   12/31/94  12/31/93
                                                        -------   --------  --------  --------  --------   --------  --------
EARNINGS:
Income (loss) before taxes and minority interest         $ 27.2    $ 14.0   $(150.0)  $(326.8)  $ (94.8)   $ 559.6   $ 427.6
Add:     Amortization of capitalized interest               1.1       4.3       4.2       3.9       3.7        4.0       3.7
         Fixed charges, as detailed below                   0.8      21.6      41.5      27.0      19.8       17.0      20.2
Less:    Interest capitalized                              (0.1)     (1.6)     (4.8)     (7.1)    (10.9)      (5.5)     (3.5)
                                                         ------    ------   -------   -------   -------    -------   -------
Adjusted income (loss)                                   $ 29.0    $ 38.3   $(109.1)  $(303.0)  $ (82.2)   $ 575.1   $ 448.0
                                                         ======    ======   =======   =======   =======    =======   =======



FIXED CHARGES:
Interest expense, net of fixed interest income           $ (0.8)   $ 12.8    $ 30.9    $ 14.2     $ 5.3      $ 9.0    $ 12.8
Interest capitalized                                        0.1       1.6       4.8       7.1      10.9        5.5       5.0
Capitalized expenses related to indebtedness                  -       1.3         -         -         -          -         -
Portion of rents representative of the interest factor      1.5       5.9       5.8       5.7       3.6        2.5       2.4
                                                         ------    ------   -------   -------   -------    -------   -------
                                                         $  0.8    $ 21.6   $  41.5   $  27.0   $  19.8    $  17.0   $  20.2
                                                         ======    ======   =======   =======   =======    =======   =======


RATIO OF EARNINGS TO FIXED CHARGES                         36.3x      1.8x        -         -         -       33.8x     22.2x

DEFICIENCY OF EARNINGS TO FIXED CHARGES                                 -   $ 150.6   $ 330.0   $ 102.0          -         -

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